IN THE UNITED STATES COURT OF FEDERAL CLAIMS



McDonnell Douglas Corporation and
  General Dynamics Corporation,
                                          No. 91-1204C
           Plaintiffs,
                                          Filed: December 19, 1995
               vs.

    UNITED STATES OF AMERICA,

            Defendant.




                             ORDER

     We ruled last December that the Navy's decision to terminate the A-12 contract for default was improper. Defendant argued that the United States should be permitted to show that plaintiffs were so egregiously in default that converting the termination to one of convenience to the Government would create a "windfall" for plaintiffs. We held extensive discussions during ensuing months concerning the types of evidence that might support such an exception to the general guidance of SCHLESINGER
V. UNITED STATES, 182 Ct. Cl. 571 (1968). It is now clear that the United States cannot make a showing that would justify such an exception.

      After three weeks of trial, we have heard no credible evidence that the Navy was unaware of critical information at the time of termination. We have not heard evidence that the contractors concealed or withheld information from the Navy or provided misleading information to the Navy that would have changed its attitude toward the aircraft. No credible evidence in the record permits us to infer any support whatsoever for defendant's case.

      While defendant disagreed with the framework that we established for trial in November, it assured the court repeatedly that the government could meet the standards set forth in a January 31 Order. We suggested on several occasions that if defendant did not have evidence to support its burden as the court defined it, the case should not proceed; "it would be pointless to continue."


      We heard from eleven witnesses during three weeks of trial. Eight of them were employees of the contractors, including their Chief Engineers on the A-12 - both acknowledged experts in the sensitive and highly technical field of Stealth technology. Defendant's case ultimately depends on one witness, a NAVAIR weights engineer, whom government counsel described as "uniquely situated" to testify about aircraft weight. That witness attempted to show that information of which the Navy supposedly was unaware would have altered the weight calculations that he developed for NAVAIR. In fact, his weight calculations were based on little more than whimsey. To the extent that his testimony was offered to support allegations of "concealment," it was entirely discredited on cross-examination.

     When it becomes manifestly clear that a party cannot sustain its burden of proof, the court may invoke discretionary power to ensure the orderly disposition of its cases. ERIE CONDUIT CORP.
V. MAPA, 102 F.R.D. 877 (E.D. N.Y. 1984), AFF'D, 765 F.2d 135 (2d
Cir. 1985). No witness supported defendant's argument that information was concealed from the Navy, or that the Navy lacked crucial knowledge about plaintiff's progress. The Navy was apprised of all information that could have made a difference in its attitude toward the A-12. Indeed, Navy officials and technical experts worked closely with the contractors on this complex research and development project. It is manifestly clear that defendant cannot prove its case.

      It is not necessary to hear additional witnesses. Most can only provide cumulative testimony. Others will be asked to speculate on the basis of assumptions that are insupportable because of evidence already in the record. Even if witnesses whom defendant seeks to call could support the proposed findings of fact for which their testimony is offered, it would not matter. Such testimony could not overcome defendant's utter failure of proof in the central theory of its case.

      Having no basis for finding an exception to SCHLESINGER, we must convert defendant's termination of plaintiffs' contract for default to termination for convenience of the government. No later than January 5, the parties will propose a schedule for addressing damages. We will issue detailed findings of fact and conclusions of law on Count 17 and other counts related to this ruling in an Opinion that will be released in the near future.

     IT IS SO ORDERED this 19th day of December, 1995.



                                          /s/  Robert H. Hodges, Jr.
                                          Robert H. Hodges, Jr.
                                          Judge